Exhibit 21

SUBSIDIARIES OF REGISTRANT

Name	State/Country of Incorporation

1. Cerner Campus Redevelopment Corporation	Missouri
2. Cerner Canada Limited	Delaware
3. Cerner Capital, Inc.	Delaware
4. Cerner Chile Limitada	Chile
5. Cerner Chouteau Data Center, Inc.	Delaware
6. Cerner Corporation PTY Limited	New South Wales (Australia)
7. Cerner Deutschland GmbH	Germany
8. Cerner Egypt L.L.C	Egypt
9. Cerner France SAS	France
10. Cerner Galt, Inc.	Delaware
11. Cerner Healthcare Solutions, Inc.	Delaware
12. Cerner Healthcare Solutions Private Limited	India
13. Cerner Health Connections, Inc.	Delaware
14. Cerner Iberia, S.L.	Spain
15. Cerner India Sales Private Limited	India
16. Cerner Innovation, Inc.	Delaware
17. Cerner International, Inc.	Delaware
18. Cerner Ireland Limited	Ireland
19. Cerner Limited	United Kingdom
20. Cerner Lingologix, Inc.	Delaware
21. Cerner Math, Inc.	Delaware
22. Cerner México, S. de R. L. de C.V.	Mexico
23. Cerner Middle East FZ-LLC	Emirate of Dubai, UAE
24. Cerner Middle East, Ltd.	Cayman Islands
25. Cerner Multum, Inc.	Delaware
26. Cerner Properties, Inc.	Delaware
27. Cerner Singapore Limited	Delaware
28. Cerner Soluções para a Saúde Ltda.	Brazil
29. Cerner (Malaysia) SDN BHD	Malaysia
30. The Health Exchange, Inc.	Missouri
31. Rockcreek Aviation, Inc.	Delaware